Exhibit 10.60

REVOLVING CREDIT NOTE

$18,000,000.00 December      , 2007

BORROWERS’ NAME AND ADDRESS:

DOVER SADDLERY, INC.
a Delaware corporation

DOVER SADDLERY, INC.
a Massachusetts corporation

SMITH BROTHERS, INC.
a Texas corporation

DOVER SADDLERY RETAIL, INC.
a Massachusetts corporation

OLD DOMINION ENTERPRISES, INC.
a Virginia corporation

DOVER SADDLERY DIRECT, INC.
a Massachusetts corporation

All with an address of:

525 Great Road
Littleton, Massachusetts 01460

(collectively the “Borrowers”)

LENDER’S NAME AND ADDRESS

RBS CITIZENS, NATIONAL ASSOCIATION (the “Lender”)
875 Elm Street
Manchester, New Hampshire 03101

PRINCIPAL AMOUNT: Eighteen Million Dollars ($18,000,000.00) (“Principal Amount”)

MATURITY DATE: January 31, 2011 (“Maturity Date”)

1. PROMISE TO PAY. FOR VALUE RECEIVED, Borrowers, hereby jointly and severally, promise to pay to the order of Lender, or to any holder, at Lender’s address or at such other place as Lender, or any subsequent holder hereof, may in writing designate, in lawful currency of the United States of America, as herein provided, the Principal Amount outstanding, with interest thereon, from the date of the first advance hereunder, on the Principal Amount from time to time outstanding at the Applicable Interest Rate, as defined below. This Note is issued pursuant to, and is subject to, the terms and conditions of a Loan and Security Agreement between Borrowers and Lender of even date (the “Loan Agreement”), all of which are incorporated herein by reference as if set forth in full herein.

2. DEFINITIONS. As used herein, the following terms shall have the meanings set forth below:

“Account” means account #      maintained by the Lender in the name of the Borrower.

“Applicable Interest Rate” means either the Adjusted LIBOR Rate, the LIBOR Advantage Rate or the Prime Rate in effect at any given time pursuant to the terms hereof on a portion or all of the Principal Amount outstanding. At any time the Principal Amount is not subject to the LIBOR Loan Rate or the LIBOR Advantage Rate it shall bear interest at the Prime Rate.

“Adjusted LIBOR Rate” means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage plus the LIBOR Rate Margin.

“Business Day” means:

(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Manchester, New Hampshire;

(b)	when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of a LIBOR Rate Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“EBITDA” shall have the meaning set forth in the Loan Agreement;

“Funded Debt” shall have the meaning set forth in the Loan Agreement.

“Funding Date” means the      day of      , 2007.

“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Lender and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

“Hedging Obligations” means, with respect to the Borrowers, all liabilities of the Borrowers to the Lender under Hedging Contracts.

“Interest Payment Date” means for a LIBOR Rate Loan (a) the last Business Day of each LIBOR Interest Period, or (b) for a LIBOR Advantage Loan, initially, the      day of      , 200     (which may be any day chosen by the Borrower), and thereafter the day of each succeeding month which numerically corresponds to such date or, if a month does not contain a day that numerically corresponds to such date, the LA Interest Payment Date shall be the last day of such month, or (c) for a Prime Rate Loan the last Business Day of the month.

“LA Interest Period” means, with respect to any LIBOR Advantage Loan, the period commencing on (and including) the date any LIBOR Advantage Loan is made (the “Start Date”) and ending on (but excluding) the date which numerically corresponds to such date one month later, and thereafter, each one month period ending on the day of such month that numerically corresponds to the Start Date. If an LA Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LA Interest Period will end on the last day of such month. Notwithstanding the date of commencement of any LA Interest Period, interest shall only begin to accrue as of the date the initial LIBOR Advantage Loan is made hereunder.

“LA Margin” means the percentage shown below in the right hand column, as applicable:

When Funded Debt to EBITDA is:	Spread %

•	greater than 5.00:1.00 plus 2.85%

•	less than or equal to 5.00:1.00 plus 2.70% but greater than 4.50:1.00

•	less than or equal to 4.50:1.00 plus 2.45% but greater than 4.00:1.00

•	less than or equal to 4.00:1.00 plus 2.20% but greater than 3.00:1.00

•	less than or equal to 3.00:1.00 plus 1.95%

For purposes of the LA Margin, the above covenant shall be tested and measured quarterly on a trailing four (4) quarters basis.

“LIBOR Advantage Loan” shall mean any loan or advance for which the applicable rate of interest is based upon the LIBOR Advantage Rate.

“LIBOR Advantage Rate” means, relative to any LA Interest Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars for a term coextensive with the designated LA Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which such LA Interest Period commences plus the LA Margin. If the first day of any LA Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined by reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Advantage Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any LA Interest Period, the Lender may, at its discretion, either: (a) select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York with comparable maturities or (b) accrue interest at a rate equal to the Lender’s prime rate as of the first day of any LA Interest Period for which the LIBOR Advantage Rate is unavailable or cannot be determined

“LIBOR Interest Period” means, in the case of a LIBOR Rate Loan:

(i)	initially, the period beginning on (and including) the Funding Date and ending on (but excluding) , 2007 (the “Stub Period”); and

(ii)	then, each period commencing on (and including) the last day of the Stub Period and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(iii)	thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period and ending one month thereafter;

provided, however, that

(a)	if the Borrowers have or may incur Hedging Obligations with the Lender in connection with the this Note, the LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)	if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(c)	no LIBOR Interest Period may end later than the termination of this Agreement.

“LIBOR Rate” means, relative to any LIBOR Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for a one month period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If the Lender cannot determine such offered rate by the British Bankers’ Association, the Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Loan” means the period(s) when the Applicable Interest Rate for any loan or advance is calculated by reference to the Adjusted LIBOR Rate in the manner set forth herein. LIBOR Rate Loans shall be in a minimum amounts of One Hundred Thousand Dollars ($100,000.00).

“LIBOR Rate Margin” means the percentage shown below in the right hand column, as applicable:

When Funded Debt to EBITDA is:	Spread %

•	greater than 5.00:1.00 plus 2.85%

•	less than or equal to 5.00 to 1.00 plus 2.70% but greater than 4.50:1.00

•	less than or equal to 4.50:1.00 plus 2.45% but greater than 4.00:1.00

•	less than or equal to 4.00:1.00 plus 2.20% but greater than 3.00:1.00

•	less than or equal to 3.00:1.00 plus 1.95%

For purposes of the LIBOR Rate Margin, the above covenant shall be tested and measured quarterly on a trailing four (4) quarters basis.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period..

“London Banking Day” means any day on which dealings in US dollar deposits are transacted in the London interbank market.

“Prime Rate” shall mean a rate per annum equal to the rate of interest announced in the Wall Street Journal from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year. The Borrower acknowledges that the Lender may make loans to its customers above, at or below the Prime Rate.

“Prime Rate Loan” means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

“Prime Rate Margin” means the percentage shown below in the right hand column, as applicable:

When Funded Debt to EBITDA is:	Spread %

•	greater than 5.00:1.00 plus 0.25%

•	less than or equal to 5.00:1.00 zero percent but greater than 4.50:1.00

•	less than or equal to 4.50:1.00 less 0.25% but greater than 4.00:1.00

•	less than or equal to 4.00:1.00 less 0.50% but greater than 3.00:1.00

•	less than or equal to 3.00:1.00 less 0.75%

For purposes of the Prime Rate Margin, the above covenant shall be tested and measured quarterly on a trailing four (4) quarters basis.

3. FUNDING OF THE LOAN.

On the Funding Date, subject to the terms and conditions of the Loan Agreement, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan. The Loan shall initially be classified as a Prime Rate Loan.

4. INTEREST AND PRINCIPAL PAYMENTS.

4.1 Interest on the outstanding Principal Amount, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date and on the Maturity Date; (ii) LIBOR Advantage Loan shall accrue during the LA Interest Period at a rate per annum equal to the sum of the LIBOR Advantage Rate for such LA Interest Period plus the LA Margin and shall be due and payable on each LA Interest Payment Date and on the Maturity Date; or (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and shall be due and payable on each Interest Payment Date and on the Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

4.2 The Principal Amount and all accrued and outstanding interest thereon shall be due in full on the Maturity Date.

5. ADVANCES; CONVERSION AND CONTINUATION ELECTIONS.

5.1 Advances and re-advances hereunder shall be made in accordance with and upon the terms and conditions of the Loan Agreement.

5.2 By delivering a telephonic (confirmed in writing) conversion/continuation notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrowers may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion of a Prime Rate Loan or a LIBOR Advantage Loan be converted and/or continued on the last day of an Interest Period into a LIBOR Rate Loan, provided, however, that no portion of the outstanding Principal Amount may be converted to or continued as a LIBOR Rate Loan when any default or Event of Default has occurred and is continuing, and provided further, that all accrued interest on the principal amount of any Prime Rate or LIBOR Advantage Rate Loan to be converted hereunder is paid in full.

5.3 Upon the expiration of a LIBOR Interest Period, any LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan; provided, however, that no portion of the outstanding Principal Amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if the Lender does not otherwise elect to exercise any right to accelerate this Note), the LIBOR Rate Loan shall automatically be continued as a LIBOR Advantage Loan on the first day of the next Interest Period.

5.4 Provided no Event of Default has occurred, and no event which but for the passage of time, the giving of notice or both has occurred which would constitute an Event of Default, the Borrowers shall have the option to enter into Hedging Contracts for up to Eight Million Dollars ($8,000,000.00) of LIBOR Rate Loans upon the Lender’s standard terms and conditions.

6. PREPAYMENTS. Prepayments are subject to the following:

6.1 When classified as a Prime Rate Loan or a LIBOR Advantage Loan, principal may be repaid in whole or in part without penalty. When classified as a LIBOR Rate Loan, the Principal Amount may be prepaid upon the terms and conditions set forth herein. The Borrowers acknowledge that additional obligations may be associated with any such prepayment under the terms and conditions of any applicable Hedging Contracts. The Borrowers shall give the Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the Principal Amount to be paid. Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $1,000.00 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan (including the LIBOR Breakage Fee, as set forth below) and of all accrued interest on the principal repaid to the date of payment.

6.2 Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrowers shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Lender, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Lender may sustain as a result of such default or payment. The Borrowers understand, agrees and acknowledges that: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Lender. Borrowers further agree to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

7. LATE FEES/DEFAULT RATE OF INTEREST. Borrowers shall pay to Lender in addition to all other amounts then due a late charge equal to the lesser of Thirty Five Dollars ($35.00) or five percent (5%) of any payment not received by Lender ten (10) days after such payment is due. Acceptance by Lender of any late payment charge shall not be deemed a waiver of any Event of Default or demand previously made by Lender. Furthermore, after any Event of Default under the Loan Agreement (or any other Loan Document referenced therein) the Applicable Interest Rate payable hereunder shall be equal to the Applicable Interest Rate payable prior to the Event of Default plus three percent (3.0%) (“Default Interest Rate”).

8. LIBOR RATE LENDING UNLAWFUL. If the Lender shall determine (which determination shall, upon notice thereof to the Borrowers be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain this Note as, or to convert any principal hereunder into, a LIBOR Rate Loan, then any such LIBOR Rate Loans, as applicable, shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law and assertion.

9. INCREASED COSTS. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)	shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan; or

(b)	shall impose on Lender any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any advance hereunder as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

10. INCREASED CAPITAL COSTS. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the advances made by the Lender are reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrowers, the Borrowers shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

11. TAXES. All payments by the Borrowers of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c)	pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrowers fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure

11. UNAVAILABILITY OF LIBOR RATE. In the event that Borrowers shall have requested a LIBOR Rate Loan and Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; upon notice from the Lender to the Borrowers, the obligations of the Lender under the Loan Agreement to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist.

12. EVENT OF DEFAULT. Each of the following events shall constitute an Event of Default hereunder entitling Lender to declare all principal, interest and other charges immediately due in full: any failure by Borrowers to make a payment of principal or interest, or any other sum payable hereunder as and when due not cured within five (5) days after written notice from Lender; or the occurrence of any Event of Default as defined in the Loan Agreement or any Loan Document referenced therein; or if on the Maturity Date Borrowers have not paid its obligations hereunder in full.

13. WAIVERS. Borrowers and all sureties, endorsers and guarantors of this Note hereby (a) waive demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notice, filing of suit and diligence in collecting this Note, in enforcing any of the security rights or in proceeding against any of the property covered by the Loan Documents, (b) agree to any substitution, exchange, addition or release of any such property or the addition or release of any party or person primarily or secondarily liable hereon, (c) agree that Lender shall not be required first to institute any suit, or to exhaust its remedies against Borrowers or any other person or party in order to enforce payment of this Note or any guaranty, (d) consent to any extension, rearrangement, renewal or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice, consent or consideration to any of them, (e) waive any defense arising out of the negligent disposition of any collateral or alleged release of any parties, and (f) agree that, notwithstanding the occurrence of any of the foregoing, except as to any such person expressly released in writing by Lender they shall be and remain jointly and severally, directly and primarily, liable for all sums due hereunder.

14. RIGHT OF SET-OFF. Upon the occurrence of any Event of Default, or upon notice of issue of any legal process by which process any of Borrowers’ assets in the possession of Lender may be trusteed, attached or levied upon, and in addition to the other rights contained herein, Lender shall have the immediate and unconditional right of off-set against all demand deposits, accounts, certificates, securities, choses in action and all other rights or property of Borrowers or any guarantor reflecting an obligation of Lender to Borrowers or of any guarantor, or any endorser, or any of them, which are then maintained with (or in existence as against) Lender (“Cash Collateral”). Borrowers and all guarantors hereby expressly grant to Lender a security interest in the said Cash Collateral pursuant to RSA 382-A:9-101 et seq.

15. GENERAL PROVISIONS.

15.1 No delay or omission on the part of Lender in exercising any right hereunder shall operate as a waiver of such right, or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. No single or partial exercise of a power hereunder shall preclude other exercises thereof, or the exercise of any other power hereunder.

15.2 Any reference herein to a party in the masculine gender shall be construed in the feminine or neuter gender, as the context may require.

15.3 If this Note is in default, or is collected or attempted to be collected by the initiation or prosecution of any suit or through any probate or bankruptcy court, or by any other judicial proceeding, or is placed in the hands of an attorney for collection, then Borrowers shall pay, in addition to all other amounts owing hereunder, all collection costs, court costs, appraisers fees and reasonable attorney’s fees and every other cost incurred by Lender (“costs”). Said costs shall be added to the principal amount and interest at the Default Interest Rate, shall accrue thereon at said rate from the date of demand until this Note (including said costs) is paid in full.

15.4 This Note shall be deemed to have been delivered and accepted by Lender in the State of New Hampshire, and is governed exclusively by the laws of the State of New Hampshire. The parties hereto hereby agree that any action hereon between the parties hereto and their successors in interest shall be maintained in a court of competent jurisdiction located within the State of New Hampshire, and consent to the jurisdiction of any such New Hampshire court for all purposes connected herewith.

15.5 If Lender shall pay any tax, lien, insurance or other charge legally due on account of any property serving as collateral for this Note, the amount of said payment may either be added to the principal of this Note, to bear interest thereafter at the Default Interest Rate, or may be payable to Lender ON DEMAND with interest as provided herein, as Lender may elect. Such sums will be secured by the Loan Documents equally with the principal and interest hereof.

15.6 In the event any payment of principal or interest received upon this obligation and paid by Borrowers or any guarantor, surety, co-Borrower or endorser, shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or otherwise, then in such event to the extent thereof, the obligation of the undersigned, or any guarantor, surety, co-maker or endorser shall, jointly and severally, survive as an obligation due hereunder and shall not be discharged or satisfied by said payment or payments, which obligation shall be payable ON DEMAND with interest as provided herein, notwithstanding return by Lender hereof to said parties of this original hereof or any guaranty, endorsement or the like.

15.7 If this Note is executed by more than one party, references to the undersigned include each and all of them and they shall be jointly and severally liable hereunder. This Note shall inure to the benefit of Lender, its successors, assigns, endorsees and any person to whom Lender may grant any interest in this Note, including without limitation, a participation interest by another bank or financial institution, and shall be binding upon the undersigned and the successors, assigns, heirs, executors, administrators and other legal representatives thereof; this Note is not intended to create any right or other cause of action in or on behalf of any person other than Lender, its successors, assigns, endorsees and any person to whom Lender may grant any interest in this Note.

15.8 To the extent possible, each provision of this Note shall be interpreted in a manner as to be valid, legal and enforceable under applicable law. If any provision of this Note shall be held invalid, illegal or unenforceable, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

15.9 This Note may be extended, modified, or renewed by mutual agreement of Lender and Borrowers without releasing, discharging or affecting the liability of Borrowers or any sureties, endorsers or guarantors of this Note.

15.10 This Note shall have the effect of an instrument executed under seal.

[PAGE ENDS HERE, SIGNATURE PAGE(S) TO FOLLOW]

IN WITNESS WHEREOF, Borrowers have caused this Note to be duly executed as of the date first above written.

BORROWERS:

DOVER SADDLERY, INC.

(a Delaware Corporation)

Witness	By: Name:
Title:
DOVER SADDLERY, INC. (a Massachusetts Corporation)
Witness	By: Name:
Title:
SMITH BROTHERS, INC.
Witness	By: Name:
Title:
DOVER SADDLERY RETAIL, INC.
Witness	By: Name:
Title:
OLD DOMINION ENTERPRISES, INC.
Witness	By: Name:
Title:
DOVER SADDLERY DIRECT, INC.
Witness	By: Name:

Title: